CERTIFICATE OF DESIGNATION
                                       OF
                        CLASS B SERIES 2 PREFERRED STOCK
                                       OF
                             SF HOLDINGS GROUP, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         The undersigned, Hans Heinsen, Senior Vice President, and Harvey L. Friedman, Secretary, of SF Holdings Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify that pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") under the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation has duly adopted the following resolution creating a series of fifteen thousand (15,000) shares of Class B Preferred Stock, par value $.001 per share, and designated as Class B Series 2 Preferred Stock, as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, fifteen thousand (15,000) of the authorized shares of Class B Preferred Stock are hereby designated as Class B Series 2 Preferred Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class B Series 2 Preferred Stock are as follows:

         1. The holder of shares of Class B Series 2 Preferred Stock shall not be entitled to receive any dividends whatsoever.

         2. The Class B Series 2 Preferred Stock shall, with respect to distributions upon the liquidation, winding up or dissolution of the Corporation, rank junior to the Preferred Stock and senior to all classes of Common Stock of the Corporation and, except as provided in the following proviso, to each other class or series of capital stock issued by the Corporation now or hereafter created (collectively, together with the Common Stock, "Series 2 Junior Stock"); provided, however, that the Board of Directors may authorize a class or series of preferred stock on a parity in powers, preferences and rights to the Class B Series 2 Preferred Stock (collectively, "Series 2 Parity Stock") or senior in powers, preferences and rights to the Class B Series 2 Preferred Stock (collectively, "Series 2 Senior Stock") if approved by the holders of a majority of the shares of Class B Series 2 Preferred Stock; provided, however, that no such class or series of Series 2 Senior Stock shall be senior in powers, preferences and rights to the Preferred Stock except as provided in subparagraph 1 of Paragraph A of Article FOURTH of the Certificate of Incorporation.

         3. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no payment or distribution of assets shall be made to or set apart for the holders of Series 2 Junior Stock unless the holders of shares of Class B Series 2

Preferred Stock shall have received, out of assets legally available therefor, one thousand dollars ($1,000) per share of Class B Series 2 Preferred Stock (the "Liquidation Value"). If upon any such distribution of assets in liquidation or dissolution or upon the winding up of the affairs of the Corporation the amount which would be distributed to the holder of the outstanding shares of Class B Series 2 Preferred Stock would be less than this amount, then such lesser amount shall be distributed pro rata to the holders of then outstanding shares of Class B Series 2 Preferred Stock and to the holders of then outstanding shares of Series 2 Parity Stock, and no distribution shall be made to the holders of Series 2 Junior Stock. None of the consolidation or the merger of the Corporation, or the sale, lease or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 3.

         4. (a) The Corporation shall redeem all, but not less than all, of the Class B Series 2 Preferred Stock on March 13, 2010, out of funds legally available for such purpose, at a redemption price per share, in cash, equal to the aggregate Liquidation Value (as defined in the Certificate of Incorporation). Notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such redemption notice shall state: (i) the redemption date; (ii) the number of shares of Class B Series 2 Preferred Stock to be redeemed; and (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. On or after the date so specified, each holder of then outstanding shares of Class B Series 2 Preferred Stock so to be redeemed shall surrender the certificate or certificates evidencing the Class B Series 2 Preferred Stock held by such holder to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate in such notice), in exchange for payment to its order or that of its nominee, as such holder shall request, in an aggregate amount equal to the aggregate redemption amount of the shares of Class B Series 2 Preferred Stock so redeemed. All shares of Preferred Stock which are redeemed pursuant to this paragraph 4 shall be cancelled and shall not be reissued.

             (b) No dividend or other distribution (payable other than in shares of Series 2 Junior Stock) shall be paid to the holders of Series 2 Junior Stock, and no shares of Series 2 Junior Stock shall be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries (except by conversion into or in exchange for Series 2 Junior Stock), nor shall any monies be paid or made available for a purchase, redemption or sinking fund for the purchase or redemption of any Series 2 Junior Stock unless the Corporation shall not be in default on any of its obligations to purchase or redeem the Class B Series 2 Preferred Stock pursuant to this paragraph 4.

         5. (a) The shares of Class B Series 2 Preferred Stock may, at the option of the holder, at any time and from time to time, be converted into shares of fully paid and non-assessable shares of Class A Common Stock or Class B Common Stock, at the conversion ratio of one (1) share of Class B Series 2 Preferred Stock for 8.89963 shares of Class A Common Stock or Class B Common Stock, subject to adjustment for any subdivision or combination of, or stock dividend on, the Class A Common Stock or Class B Common Stock. The fifteen thousand (15,000) shares of Class B Series 2 Preferred Stock authorized shall, initially, be convertible into one hundred thirty three thousand four hundred ninety four and one-half (133,494.5) shares of Class A Common Stock or Class B Common Stock.

             (b) Upon receipt by the Corporation from the record holder of the shares of Class B Series 2 Preferred Stock of a written request to convert its shares of Class B Series 2 Preferred Stock, the shares of Class B Series 2 Preferred Stock shall be converted into shares of Class A Common Stock or Class B Common Stock, as specified in such written request, at the conversion ratio specified in subparagraph 5(a) above. The conversion of shares hereunder shall be effective, subject to the terms of this paragraph 5, as of the close of business on the date of the receipt by the Corporation of such request to convert, and the holder entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares on such date.

             (c) The conversion of shares of Class B Series 2 Preferred Stock shall be exercised by the surrender by the holder of the certificates representing the shares being converted accompanied by a written notice of conversion signed by such holder or its duly authorized agent, at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Class B Series 2 Preferred Stock) at any time during its usual business hours, and stating the name or names in which such holder wishes the certificates for Class A Common Stock or Class B Common Stock to be received upon conversion to be issued and the address to which such certificates shall be delivered. In case such notice shall specify a name or names other than that of the holder, such notice shall be accompanied by payment of any and all transfer taxes payable upon the issuance of the Class A Common Stock or Class B Common Stock upon conversion and all instruments of transfer appropriately completed to permit such issuance. Subject to the foregoing, the issuance of certificates for shares of Class A Common Stock or Class B Common Stock upon conversion of shares of Class B Series 2 Preferred Stock shall be made without charge to the holder of such converted shares for any costs incurred by the Corporation in connection with such conversion and related issuance of shares. As soon as practicable after such surrender of such certificates, the Corporation shall issue and deliver at such address as is specified by such holder the certificates for the number of shares of Class A Common Stock or Class B Common Stock to which such holder shall be entitled as aforesaid.

             (d) The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares, solely for the purpose of issue upon the conversion of shares of Class B Series 2 Preferred Stock as herein provided, such number of shares of Class A Common Stock and Class B Common Stock as shall then be issuable upon the conversion of the shares of Class B Series 2 Preferred Stock. All shares of Class A Common Stock and Class B Common Stock issuable upon any conversion described herein shall, when issued, be duly and validly issued and fully paid and non-assessable. The Corporation will take such action as may be necessary to assure that all such shares of Class A Common Stock and Class B Common Stock may be so issued without violation of any applicable requirements of any national stock exchange upon which the shares of Common Stock of the Corporation may be listed.

         6. In addition to the voting rights provided in paragraph 2 hereof, and except as may otherwise be required by law, each holder of Class B Series 2 Preferred Stock shall have one vote in respect of each share of Class B Series 2 Preferred Stock held by it on all matters voted upon by the stockholders, including election of directors, and shall vote together with the Class A Common Stock and the Class B Common Stock as a single class.

         7. In case at any time or from time to time the Corporation shall take any action in respect of the Common Stock, then unless such action will not have a materially adverse effect upon the conversion rights of the holders of Class B Series 2 Preferred Stock, the conversion rights set forth in paragraph 5 hereof shall, in the good faith judgment of the Board of Directors of the Corporation, be adjusted in such manner as shall be equitable in the circumstances.

         8. In the event that the Corporation shall propose (a) to pay any stock dividend to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, or (b) to offer to the holders of its Common Stock rights, warrants or options to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, or (c) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), or (d) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or (e) to effect the liquidation, dissolution or winding-up of the Corporation, or (f) to effect any transaction that would constitute or effect a Change of Control (as defined in the Certificate of Incorporation), then, in each such case, the Corporation shall give to the holders of the Class B Series 2 Preferred Stock a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution or offer of rights, warrants or options, or the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding-up or Change of Control is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed. Such notice shall be so given at least 20 days prior to (i) the record date for the purposes of any action covered by clause
(a) or (b) above or (ii) the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, for the purposes of any action covered by clause (c), (d), (e) or (f) above.



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


         IN WITNESS WHEREOF, the undersigned have executed and subscribed this Certificate of Designation and do affirm the foregoing as true under the penalties of perjury this 3rd day of December, 1999.

                                                    /s/ Hans Heinsen
                                                    ----------------
                                                    Hans Heinsen
                                                    Senior Vice President

Attest:


/s/ Harvey L. Freidman
----------------------
Harvey L. Friedman
Secretary